PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD CONTINUES RECORD PRODUCTION
INCREASES

Gold Produced Up By Over 1,750 Ounces Compared to Last Fiscal Quarter

New York, February 5, 2009 - Capital Gold (TSX:CGC; OTC/BB:CGLD) announced today that the Company has produced 13,646 ounces of gold in the second fiscal quarter of 2009 (ended January 31, 2009) at its El Chanate mine in Sonora, Mexico.  This represents a 15% increase over the fiscal quarter ended October 31, 2008 and a 39% increase over the same period in the prior fiscal year.

Gross proceeds from the quarter were approximately $11 million on 13,277 ounces of gold sold, with an average sale price of approximately $827 per ounce.  This represents an increase of gross proceeds of 20% over the fiscal quarter ended October 31, 2008 and a 36% increase over the same period in the prior fiscal year.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The Company has produced 40,000 ounces of gold in its first year of operation. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, Executive Vice President
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Kelly Cody, Director, Corporate Communications
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com